EXHIBIT 10.1

February 18, 2010

Fred Kitson

5336 Via Quinto

Newbury Park, CA 91320

Re:          Employment Agreement

Dear Fred:

DTS, Inc. (“DTS” or the “Company”) is pleased to extend to you the following employment Agreement.  Unless otherwise set forth in this Agreement, you acknowledge that your employment with DTS is “at-will”.

Title:                                                          Executive Vice President and Chief Technology Officer

Duties:                                                You agree to serve the Company as its Executive Vice President and Chief Technology Officer.  Your duties are as defined in Company’s job description for the position or as otherwise specified by the Chairman and Chief Executive Officer of the Company.  During the Term of this Agreement, you will devote full time to, and use your best efforts to advance, the business and welfare of the Company.

Status:                                                 Salary Exempt.

Effective Date:   February 26, 2010.

Base Salary:                  $320,000 per year payable biweekly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees in general.

Bonus:                                                 Participation in the bonus plan will be on a level commensurate with other executives, and subject to completion of individual and company milestone achievements per mutual agreement on targets.

Stock Options:      All Stock options granted to you are conditioned on Board of Directors approval and shall vest over four consecutive 12-month periods as per your Stock Option Agreement with the Company and administered under the respective Company’s Stock Option Plan.

Vacation:                                    You shall be provided with One Hundred Sixty (160) hours of vacation, which shall be automatically replenished upon use.  However, vacation hours will not be replenished during any period where you are not actively working for the Company, until you have resumed actively working for at least one full workweek.

Holidays:                                     Per Company’s annual published schedule (commonly 12 days per year); plan is subject to change.  The salary includes holiday pay and you are not entitled to any additional salary or compensation for work on a holiday.

Severance:                            Upon the termination of this Agreement by the Company for other than good cause, including constructive termination: (A) the Company shall for a period of twelve (12) months; (I) pay to Employee in monthly installments, as severance pay, Employee’s full Salary, and (II) provide Employee the same level of benefits Employee was receiving as of the time of termination of this Agreement, unless otherwise required by law, (B) all options, restricted stock, or other Company issued equity incentives granted to you (incentive and nonstatutory) shall (I) immediately vest and (II) where applicable, be exercisable for five (5) years from such termination (but not in excess of the specified maximum term of such option).  Constructive Termination shall mean any material failure by the Company to fulfill its obligations under this Agreement which is not cured within thirty (30) days after receipt of written notice from you specifying the nature of the failure, including, but not limited to, (a) your removal, other than removal as a result of a termination for cause or your voluntary termination, as Executive Vice President and Chief Technology Officer of the Company, (b) any material change by the Company in your functions, duties or responsibilities from those in which you were engaged under this Agreement without your consent, or (c) a material, non-voluntary reduction in your base salary and eligibility for bonus amounts.

Benefits:                                      The following are the Company supplied Benefits as of the date of this Agreement.  Benefit coverage is subject to change at company election that may result in elimination of benefits or increased co-pay.  Unless otherwise set forth below, eligibility begins the first day of the month after hire date.  Please see the applicable plan documents for additional information.  In the event of any conflict between this description and the plan document, the plan document will prevail.

Insurance:
Health	Long Term Disability
Dental	Long Term Care
Vision	Section 125:	Available for dependent and health care.
Life: $50,000 coverage	401k Plan:	Enrollment dates 1/1 4/1, 7/1 & 10/1.
	ESPP:	Enrollment — May and November

Death or Disability of Employee.  If you die or become disabled prior to the termination of this Agreement, your employment under this Agreement will automatically terminate upon your death or the determination that you are disabled.  “Disability” means any physical or mental illness that renders you unable to perform your agreed-upon services under this Agreement for ninety (90) consecutive days or an aggregate of one-hundred twenty (120) days, whether or not consecutive, during any consecutive twelve (12)-month period.  Disability shall be determined by a licensed physician selected by the Company that is not affiliated with you or the Company.  In the event of your death or disability, the amounts due you pursuant to this Agreement through the date of your death or disability will be paid to you or your beneficiaries.

Termination for Cause.  Your employment under this Agreement may be terminated immediately by the Company for “good cause”.  Upon such termination you will be provided notice specifying the reasons for the termination.  You shall have ten (10) business days from the date such termination to cure such cause, if curable.  Absent such cure within the cure period, your employment shall be deemed terminated for good cause on the date of your termination.  The term “good cause” is defined as any one or more of the following occurrences:

(I)                        Negligence or a material violation by you of any duty or any other material or repetitive misconduct or failure on your part;

(II)                    Your conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime punishable by imprisonment in the jurisdiction involved; or

(III)                Your commission of an act of fraud, prior to or subsequent to the date of this Agreement, upon the Company.

(IV)                Failure to execute and deliver to the Company any document(s) required by all employees of the Company, or employees of a similar position, at the location you are employed.

Nothing in this section or the availability of termination for good cause is intended to alter the at-will status of employment with the Company.  Either you or the company may terminate the employment relationship at any time, with or without cause.

Employee’s Consideration for Severance.  As consideration for receiving severance pay and benefits provided hereunder, during the period that Employee is receiving severance pay or benefits hereunder, Employee shall:

(I)                        Consulting.  Be reasonably available, by telephone, as a consultant to the Company on projects or task you have previously been involved in.  It is agreed that eight (8) hours per week of consultation, by phone, shall be reasonable.

(II)                    Non-Compete.  You agree that for the period commencing on the date of this Agreement and ending upon the date of the last severance payment hereunder, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist, for compensation or otherwise, any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that is a direct competitor of DTS; provided, however, that nothing contained in this Agreement shall be construed to prevent you from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if: (1) you are not involved in the business of said corporation, and (2) if you and your affiliates collectively do not own more than an aggregate of 5% of the stock of such corporation, and (3) such investment does not violate the Company’s Insider Trading Policy.

(III)                Non-Solicitation.  You agree that you will not interfere with or disrupt or attempt to disrupt the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employment of the Company.

(IV)                Severance Agreement.  You shall enter into a severance agreement and general release with the company in the form designated by the Company which shall become effective in accordance with its terms no later than sixty (60) days following your termination.

Section 409A Compliance.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”).  The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A.  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Employee under this Agreement.

For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

No amount payable pursuant to this Agreement which constitutes a “deferral of compensation” subject to Section 409A shall be paid unless and until the Employee first incurs a “separation from service” for purposes of Section 409A.  Further, to the extent that the Employee is a “specified employee” (as defined in Section 409A) as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

Arbitration.  You and the Company agree that any dispute arising under or in connection with this Agreement, including any dispute involving your employment or the termination of that employment (whether based on contract, tort or statutory duty or prohibition, including any prohibition against discrimination or harassment), shall be submitted to binding arbitration in accordance with California Code of Civil Procedure §§ 1280 — 1294.2 before a single neutral arbitrator.  You and the Company understand that each is waiving its rights to a jury trial.

The party demanding arbitration shall submit a written claim to the other party setting out the basis of the claim.  Demands shall be presented in the same manner as notices under this Agreement.  You and the Company will attempt to reach agreement on an arbitrator within ten (10) business days of delivery of the arbitration demand.  After this ten (10) business day period, either you or the Company may request a list of seven professional arbitrators from the American Arbitration Association or another mutually agreed service.  You and the Company will alternately strike names until only one person remains and that person shall be designated as the arbitrator. The party demanding arbitration shall make the first strike.

The arbitration shall take place in or within five miles of Calabasas, California, at a time and place determined by the arbitrator.  Each party shall be entitled to discovery of essential documents and witnesses and to deposition discovery, as determined by the arbitrator, taking into account the mutual desire to have a fast, cost-effective, dispute-resolution mechanism.  You and company will attempt to cooperate in the discovery process before seeking the determination of the arbitrator.  Except as otherwise determined by the arbitrator, you and the Company will each be limited to no more than three (3) depositions.  The arbitrator shall have the powers provided in California Code of Civil Procedure §§ 1282.2 — 1284.2 and may provide all appropriate remedies at law or equity.

The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either you or the Company and shall apply the standards governing such motions under California law, unless the standards of another judicial forum supercede California law.  The Arbitrator shall render, within sixty (60) days of the completion of the arbitration, an award and a written, reasoned opinion in support of that award.  Judgment on the award may be entered in any court having jurisdiction.

The Company will pay the arbitrator’s expenses and fees, all meeting room charges and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it.  Unless otherwise ordered by the arbitrator pursuant to law or this Agreement, each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his or her own benefit.  Employee’s share of any filing, administration or similar fee shall be no more than the then current filing or other applicable fee in California Superior Court or, if applicable, other appropriate tribunal with jurisdiction.

Modification and Waiver of Breach.  No waiver or modification of this Agreement shall be binding unless it is in writing signed by you and the Company.  No waiver of a breach of this Agreement shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

Notices.  All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by nationally recognized express mail courier.  Notices and other communications served by express mail courier shall be deemed given 72 hours after deposit with such express mail courier duly addressed to whom such notice or communication is to be given.  In the case of (a) the Company, 5220 Las Virgenes Road, Calabasas, California 91302, Attention: General Counsel, or (b) to you, at the address of record provided by you to the Company’s Human Resources department.  Either party may change their address for purposes of this Section by giving written notice, in the manner stated herein.  You agree to promptly update the Company’s Human Resources department with any changes to your contact information.

Counterparts and Facsimile Signatures.  This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  The parties agree that a signature delivered by facsimile transmission will be treated in all respects as having the same effect as an original signature.

Construction of Agreement.  This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of California and both parties irrevocably agree to the exclusive jurisdiction and venue of the state and local courts of the County of Los Angeles, California.

Legal Fees.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Severability Clause.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

Complete Agreement.  This instrument constitutes and contains the entire agreement and understanding concerning your employment and the other subject matters addressed in this Agreement between you and the Company, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  This is an integrated document.

Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as expressly contemplated herein.

Non-transferability of Interest.  None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee.  Any attempted assignment, transfer, conveyance, or other disposition (other than as set forth herein) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

Other Agreements.  A condition of employment with DTS is a signed Confidentiality and Non-Disclosure Agreement, Employee Invention Agreement, the DTS Worldwide Business Conduct Policy, and receiving satisfactory confirmation of an employee background check.  Your failure to agree to these conditions and complete these documents in a timely manner may result in your termination for good cause.  You also understand and agree that, except as expressly provided in this Agreement, you are subject to all of the Company’s general business and human resources policies and procedures as they presently exist or as they may exist in the future and failure to abide by such provisions may result in your termination for good cause.  Provided, however, that the at-will status of employment may only be changed as provided below.

At-Will.  By signing this letter, you understand and agree that your employment with DTS is “at-will.”  Your employment with DTS is voluntarily entered into and we recognize you are free to resign at any time.  Similarly, it is recognized that DTS is free to conclude an employment relationship at any time we feel is appropriate.  While other terms of your employment may change with or without notice, this at-will relationship can be changed only in a written agreement signed by you and the Chairman and Chief Executive Officer of DTS.

Sincerely,

/s/ Jon E. Kirchner		/s/ Sharon K. Faltemier
Jon Kirchner		Sharon Faltemier
Chairman and Chief Executive Officer		Senior Vice President, Human Resources

Acceptance:

/s/ Frederick Kitson	3-3-10
Frederick Kitson	Date

AGREEMENT OF AT WILL EMPLOYMENT

I understand and agree that my employment with DTS is on an at-will basis.  This means that either DTS or I or may terminate the employment relationship at any time at their sole discretion without cause.

I further understand that while other personnel policies, procedures, and benefits of DTS may change from time to time in DTS’s discretion, this at-will employment relationship can only be changed by an express written employment agreement signed by me and an officer of DTS.

Frederick Kitson

/s/ Frederick Kitson	3-3-10
Frederick Kitson Signature	Date